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                                                                     EXHIBIT 4.4


                        SUPPLEMENTAL WARRANT AGREEMENT


          SUPPLEMENTAL WARRANT AGREEMENT, dated as of November 28, 1990, between Dennison Manufacturing Company, a Nevada corporation (the "Company"), and First Chicago S.A., a company limited by shares incorporated under the laws of Switzerland, as Warrant Agent (the "Warrant Agent").

          WHEREAS, the Company and the Warrant Agent are parties to a Warrant Agreement (the "Agreement") dated as of February 27, 1985, pursuant to which Agreement the Company issued certain Warrants (the "Warrants") to purchase shares of the Company's Common Stock, $1.00 par value per share (the "Company Common Stock");

          WHEREAS, the Company and Avery Dennison Corporation ("Avery Dennison"), formerly named Avery International Corporation, are parties to an Agreement and Plan of Reorganization dated as of May 24, 1990 (the "Reorganization Agreement") which provided, among other things, for the merger of a wholly-owned subsidiary of Avery Dennison with and into the Company (the "Merger");

          WHEREAS, pursuant to the Merger, which occurred on October 16, 1990, each outstanding share of Company Common Stock was converted into 1.12 shares of the Common Stock, $1.00 par value per share, of Avery Dennison (including 1.12 preferred stock purchase rights of Avery Dennison) (collectively, the "Avery Dennison Common Stock");

          WHEREAS, Section 16(b) of the Warrant Agreement requires the Company to enter into this Supplemental Warrant Agreement setting forth the right of holders of Warrants to receive, upon exercise of the Warrants, Avery Dennison Common Stock in lieu of Company Common Stock from and after the effective time of the Merger;

          NOW, THEREFORE, in consideration of the premises contained herein, the Company covenants and agrees with the Warrant Agent for the equal and proportionate benefit of the respective holders from time to time of the Warrants as follows:

          SECTION 1.  Receipt of Avery Dennison Common Stock in Lieu of Company
                      ---------------------------------------------------------
Common Stock.  Each holder of a Warrant shall have the right, from and after the
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date hereof, until the Expiration Date (as defined in the Warrant Agreement), to receive, upon exercise of such Warrant, in lieu of the five shares of Company Common Stock previously deliverable upon such exercise, 5.6 shares of Avery Dennison Common Stock (including 5.6 preferred stock purchase rights).
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          SECTION 2.  Exercise Price.  From and after the date hereof, the
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Exercise Price (within the meaning of the Agreement) under the Warrants shall be
80.35 Swiss francs for each share of Avery Dennison Common Stock issuable upon the exercise thereof.

          SECTION 3.  Adjustments.  From and after the date hereof, the Exercise
                      -----------
Price and the number and kind of securities purchasable upon the exercise of each Warrant shall be subject to adjustment from time to time upon the occurrence of the events enumerated in Section 14 of the Agreement, as fully as if any action taken by Avery Dennison after the date hereof with respect to Avery Dennison Common Stock had been taken with respect to Company Common Stock under the terms of such Section 14.

          SECTION 4.  Fractional Shares.  The Company shall not be required to
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cause the issue of fractions of shares of Avery Dennison Common Stock upon exercise of the Warrants or to distribute certificates which evidence fractional shares. In lieu of fractional shares, there shall be paid to the Warrant Agent in favor of the holders of Warrant Certificates (as defined in the Agreement) at the time such Warrant Certificates are exercised an amount in cash in Swiss francs calculated in accordance with the terms of Section 15 of the Agreement; provided, however, that the calculation of such amount shall be based upon the current market price per share of Avery Dennison Common Stock rather than the current market price per share of Company Common Stock. For purposes of the foregoing, the current market price per share of Avery Dennison Common Stock shall be determined by averaging the daily Closing Prices of Avery Dennison Common Stock for the ten consecutive Trading Days preceding the date of exercise, in accordance with Section 14(d) of the Agreement, and shall be translated to Swiss francs as provided in Section 15 of the Agreement.

          SECTION 5.  Reservation of Shares.  For the purpose of enabling it to
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satisfy any obligation to deliver Avery Dennison Common Stock upon exercise of
Warrants, the Company represents that Avery Dennison will at all times through the close of business on the Expiration Date, reserve and keep available, free from preemptive rights and out of its aggregate authorized but unissued or treasury Common Stock, the full number of shares of Avery Dennison Common Stock deliverable upon the exercise of all outstanding Warrants, and Avery Dennison's common stock transfer agent shall be irrevocably authorized and directed at all times to honor requisitions made by the Warrant Agent pursuant to Section 8 of the Agreement. The Company will keep a copy of the Agreement and this Supplemental Warrant Agreement on file with such transfer agent and with every transfer agent for any shares of Avery Dennison's capital stock issuable upon the exercise of Warrants pursuant to Section 14 of the Agreement. The Warrant Agent is hereby irrevocably authorized to requisition from time

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to time from such transfer agent stock certificates issuable upon exercise of outstanding Warrants, and the Company will supply such transfer agent with duly executed stock certificates for such purpose.

          Before taking any action which would cause an adjustment pursuant to
Section 14 of the Agreement reducing the Exercise Price below the then par value (if any) of the shares of Avery Dennison Common Stock issuable upon exercise of the Warrants, the Company will take, or will cause Avery Dennison to take, any corporate action which may, in the opinion of its counsel, be necessary in order that Avery Dennison may validly and legally issue fully paid and nonassessable shares of Avery Dennison Common Stock at the Exercise Price as so adjusted.

          The Company covenants that all shares of Avery Dennison Common Stock issued upon exercise of the Warrants will, upon issuance in accordance with the terms of the Agreement and this Supplemental Warrant Agreement, be fully paid and nonassessable and free from all prescriptive rights and taxes, liens, charges and security interests created by or imposed upon the Company or Avery Dennison with respect to the issuance and holding thereof.

          SECTION 6.  Expenses.  The Company agrees to reimburse the Warrant
                      --------
Agent for all costs and expenses reasonably incurred by the Warrant Agent in connection with the execution and delivery of this Supplemental Warrant Agreement, including, without limitation, fees and expenses of counsel and costs incurred in connection with the publication of notice to holders of Warrants in accordance with Sections 14(h) and 16(e) of the Agreement. All such costs and expenses shall be reimbursed promptly by the Company when (i) ascertained by the Warrant Agent and (ii) itemized in a notice from the Warrant Agent to the Company.

          SECTION 7.  Warrant Agreement to Remain in Full Force and Effect.
                      ----------------------------------------------------
Except as modified or supplemented by this Supplemental Warrant Agreement, the Agreement shall continue to be the binding obligation of the Company and the Warrant Agent, and shall remain in full force and effect, from and after the date hereof.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                              DENNISON MANUFACTURING COMPANY


                              By /s/ Wayne H. Smith
                                -------------------------------
                                    Title:  Vice President


                              By /s/ Robert G. van Schoonenberg
                                -------------------------------
                                    Title:  Vice President

                              FIRST CHICAGO S.A.
                                as Warrant Agent


                              By /s/ [Signature]
                                -------------------------------
                                    Title:

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